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                                                                  EXHIBIT 5(b)

                         AIM INTERNATIONAL FUNDS, INC.
                     (AIM INTERNATIONAL EQUITY FUND SERIES)

                         INVESTMENT ADVISORY AGREEMENT


        THIS AGREEMENT is made as of the 18th day of October, 1993, by and between AIM International Funds, Inc., a Maryland corporation (the "Company"), and A I M Advisors, Inc., a Delaware corporation (the "Advisor").

                                    RECITALS

        WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified management investment company; and

        WHEREAS, the Advisor is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as an investment advisor and engages in the business of acting as an investment advisor; and

        WHEREAS, the Company's Articles of Incorporation authorize the Board of Directors of the Company to classify or reclassify authorized but unissued shares of the Company and, as of the date of this Agreement, the Company's Board of Directors has authorized the issuance of one (1) series of shares representing interests in a single investment portfolio: AIM International Equity Fund (such portfolio and any other portfolios hereafter added to the Company being referred to collectively herein as the "Portfolios"); and

        WHEREAS, the Company and the Advisor desire to enter into an agreement to provide for management and investment advisory services to the Company's AIM International Equity Fund series (the "Fund") upon the terms and conditions hereinafter set forth; and

        WHEREAS, the Company and the Advisor further contemplate that certain duties of the Advisor will be delegated to Nationale-Nederlanden International Investment Advisors B.V. ("NNIA"), pursuant to a sub-advisory agreement;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Advisory Services. The Advisor shall act as investment advisor for the Fund and shall, in such capacity, supervise all aspects of the Fund's operations, including the investment and reinvestment of the cash, securities or other properties comprising the Fund's assets, subject at all times to the policies and control of the Company's Board of Directors. The Advisor shall give the Company and the Fund the benefit of its best judgment, efforts and facilities in rendering its services as investment advisor hereunder.

         2. Investment Analysis and Implementation. In carrying out its duties under paragraph 1 hereof, the Advisor shall:

                 (a)    supervise all aspects of the operations of the Fund;

                 (b) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign, or otherwise, whether affecting the economy generally or the Fund, and whether concerning the individual issuers whose securities are included in the assets of the Fund or the activities in which such issuers engage, or with respect to securities which the Advisor considers desirable for inclusion in the Fund;

                 (c) determine which issuers and securities shall be represented in the Fund's investment portfolio and regularly report thereon to the Company's Board of Directors; and

                 (d) formulate and implement continuing programs for the purchases and sales of the securities of such issuers, and regularly report thereon to the Company's Board of Directors;

and take, on behalf of the Company and the Fund, all actions which appear to the Company and the Fund necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including but not limited to the placing of orders for the purchase and sale of securities for the Fund.

         3. Engagement of Sub-Advisor. Subject to the approval of the Board of Directors of the Company and the shareholders of the Fund, the Advisor may, pursuant to the Sub-Advisory Agreement, of even date herewith, by and among the Company, the Advisor and NNIA (the "Sub-Advisory Agreement"), engage NNIA as investment sub-

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advisor to the Fund.  In such capacity NNIA shall provide the
Advisor with such economic research and securities analyses as the Advisor may from time to time consider necessary or advisable in connection with the Advisor's performance of its duties hereunder. NNIA's duties under the Sub-Advisory Agreement shall consist of reviewing the Fund's assets and investments, consulting with the Advisor and making recommendations as to (a) which securities should be purchased, sold or exchanged by the Fund, (b) the appropriate portion of the Fund's assets to be invested in particular countries or geographic regions, and (c) foreign (non-United States) currency matters, the use of foreign exchange contracts, and the manner in which voting rights, rights to consent to corporate action and other rights pertaining to the Fund's investments should be exercised. Nevertheless, all final investment decisions for the Fund, and the ordering or directing of execution of securities transactions on behalf of the Fund, shall solely be the responsibility of the Advisor.

         4. Control by Board of Directors. Any investment program undertaken by the Advisor pursuant to this Agreement, as well as any other activities undertaken by the Advisor on behalf of the Fund, shall at all time be subject to any directives of the Board of Directors of the Company.

         5. Compliance with Applicable Requirements. In performing its duties hereunder, the Advisor shall at all times conform to:

                 (a) all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder;

                 (b) the provisions of the registration statement of the Company relating to the Fund, as the same may be amended from time to time, under the Securities Act of 1933 and the 1940 Act;

                 (c) the provisions of the Articles of Incorporation of the Company, as the same may be amended from time to time;

                 (d) the provisions of the By-Laws of the Company, as the same may be amended from time to time; and

                 (e) any other applicable provisions of state, federal or foreign law.

         6. Broker-Dealer Relationships. The Advisor shall be responsible for all decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of brokerage commission rates. The Advisor's primary consideration in effecting a security transaction shall be to obtain execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Advisor shall take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.
Subject to such policies as the Board of Directors may from time to time determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Advisor or NNIA with respect to the Fund, other Portfolios of the Company, and other clients of the Advisor as to which the Advisor exercises investment discretion. The Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to brokers and dealers who also provide research or statistical material, or other services to the Fund, the Advisor, or NNIA. Such allocation shall be in such amounts and proportions as the Advisor shall determine, and the Advisor shall report on said allocations regularly to the Board of Directors of the Company, indicating the brokers to whom such allocations have been made and the basis therefor. In making decisions regarding broker-dealer relationships, the Advisor may take into consideration the recommendations of NNIA, and may take into consideration any research services provided to NNIA by broker-dealers.

         7. Compensation. The Company shall pay the Advisor, as compensation for services rendered hereunder, an annual fee, payable monthly, based upon the following average daily net assets of the Fund:

                     NET ASSETS                                               RATE
                     ----------                                               ----
           First $1 billion . . . . . . . . . . . . . . . . . . . . . . . .   0.95%
           Over $1 billion  . . . . . . . . . . . . . . . . . . . . . . . .   0.90%

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         The average daily net assets of the Fund shall be determined in the manner set forth in the Company's Articles of Incorporation and registration statement relating to the Fund, as amended from time to time. For so long as the Sub-Advisory Agreement is in effect, the Company acknowledges on behalf of the Fund that the Advisor will pay to NNIA, as compensation for acting as Sub-Advisor to the Fund, the fee(s) specified in the Sub-Advisory Agreement.

         8. Additional Services. Upon the request of the Company's Board of Directors, the Advisor may perform (or arrange for the performance of) certain accounting, shareholder servicing or other administrative services on behalf of the Fund which are not required by this Agreement. Such services will be performed on behalf of the Fund, and the Advisor may receive from the Fund such reimbursement for costs or reasonable compensation for such services as may be agreed upon by the Advisor and the Company's Board of Directors, based on a finding by the Board of Directors that the provision of such services by the Advisor is in the best interests of the Fund and its shareholders. Payment or assumption by the Advisor of any Fund expense that the Advisor is not otherwise required to pay or assume under this Agreement shall not relieve the Advisor of any of its obligations to the Fund nor obligate the Advisor to pay or assume any similar Fund expense on any subsequent occasion. Such additional services may include, but are not limited to:

                 (a) the services of a principal financial officer of the Company (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Company and the Fund, including the review and calculation of daily net asset value and the preparation of tax returns; and the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer;

                 (b) the services of staff to respond to shareholder inquiries concerning the status of their accounts; providing assistance to shareholders in exchanges among the mutual funds managed or advised by the Advisor; changing account designations or changing addresses; assisting in the purchase or redemption of Fund shares; supervising the operations of the custodian, transfer agent(s) or dividend disbursing agent(s) for the Fund; or otherwise providing services to shareholders of the Fund; and

                 (c) such other administrative services as may by furnished from time to time by the Advisor to the Company or the Fund at the request of the Company's Board of Directors.

         9. Expenses of the Fund. All of the ordinary business expenses incurred in the operations of the Fund and the offering of its shares shall be borne by the Fund unless otherwise specifically provided in this Agreement. These expenses borne by the Fund include but are not limited to brokerage commissions, taxes, legal, accounting, auditing or governmental fees, the cost of preparing share certificates, custodian, transfer agent and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of Fund shares, expenses of registering and qualifying shares for sale, expenses relating to directors and shareholders meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Company on behalf of the Fund in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Fund's shareholders.

         10. Expense Limitation. If, for any fiscal year of the Company, the total of all ordinary business expenses of the Fund, including all investment advisory fees (and sub-advisory fees), but excluding brokerage commissions and fees, taxes, interest and extraordinary expenses, such as litigation costs, would exceed the applicable expense limitations imposed by state securities regulations in any state in which the Fund's shares are qualified for sale, as such limitations may be raised or lowered from time to time, the aggregate of all such investment advisory fees shall be reduced by the amount of such excess. The amount of any such reduction to be borne by the Advisor shall be deducted from the monthly investment advisory fee otherwise payable to the Advisor during such fiscal year. If required pursuant to such state securities regulations, the Advisor will, not later than the last day of the first month of the next succeeding fiscal year, reimburse the Portfolios for any such annual operating expenses (after reduction of all investment advisory fees in excess of such limitation). For the purposes of this paragraph, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement. The application of expense limitations shall be applied to each Portfolio of the Company separately, unless the laws or regulations of any state shall require that the expense limitations be imposed with respect to the Company as a whole.

         11. Non-Exclusivity. The services of the Advisor to the Company and the Fund are not to be deemed exclusive, and the Advisor shall be free to render investment advisory and administrative or other services to others

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(including other investment companies) and to engage in other activities.  It is understood and agreed that officers or directors of the Advisor may serve as officers or directors of the Company, and that officers or directors of the Company may serve as officers or directors of the Advisor to the extent permitted by law; and that officers and directors of the Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

         12. Term and Approval. This Agreement shall become effective if approved by the shareholders of the Fund, and if so approved, this Agreement shall thereafter continue in force and effect until June 30, 1994, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

                 (a)(i) by the Company's Board of Directors or (ii) by the vote of "a majority of the outstanding voting securities" of the Fund (as defined under Section 2(a)(42) of the 1940 Act); and

                 (b) by the affirmative vote of a majority of the directors of the Company who are not parties to this Agreement or "interested persons" (as defined under the 1940 Act) of a party to this Agreement (other than as Company directors), by votes cast in person at a meeting specifically called for such purpose.

         13. Termination. This Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by vote of the Company's Board of Directors or by vote of a majority of the Fund's outstanding voting securities, or by the Advisor, on sixty (60) days' written notice to the other party. The notice herein provided for may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its "assignment" (as defined under Section 2(a)(4) of the Act).

         14. Liability of Advisor and Indemnification. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor or any of its officers, directors or employees, the Advisor shall not be subject to liability to the Company, the Fund or any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor or any officer, director or employee of the Advisor, the Company hereby agrees to indemnify and hold the Advisor harmless from and against all claims, actions, suits, and proceedings at law or in equity, whether brought or asserted by a private party or a governmental agency, instrumentality or entity of any kind, relating to the sale, purchase, pledge of, advertisement of, or solicitation of sales or purchases of any security (whether of the Fund or otherwise) by the Company, its officers, directors, employees or agents in alleged violation of applicable federal, state or foreign laws, rules or regulations.

         15. Notices. Any notices under this Agreement shall be in writing, addressed and delivered by hand, telecopied or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Company and Fund, and that of the Advisor, shall be Eleven Greenway Plaza, Suite 1919, Houston, Texas 77046.

         16. Questions of Interpretation. Questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the Courts of the United States, or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

         17. License Agreement. The Company shall be entitled to use the name "AIM International Equity Fund" to designate a series of its shares for only so long as A I M Advisors, Inc. serves as investment manager or advisor to the Fund.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers on the day and year first written above.

                               AIM INTERNATIONAL FUNDS, INC.
                               (a Maryland corporation)
                               on behalf of its
                               AIM INTERNATIONAL EQUITY FUND SERIES


Attest:


/s/ NANCY L. MARTIN            By:  /s/ CHARLES T. BAUER
-------------------------         -------------------------------------
    Assistant Secretary                 President



                               A I M ADVISORS, INC.
Attest:


/s/ NANCY L. MARTIN            By: /s/ ROBERT H. GRAHAM
-------------------------         -------------------------------------
    Assistant Secretary                President


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